Exhibit (a)(5)(E)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated September 4, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal and any amendments or supplements to the Offer to Purchase or Letter of Transmittal and, other than as described in the following sentence, is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the associated preferred share purchase rights)
of
Gateway, Inc.
at
$1.90 Net Per Share
by
Galaxy Acquisition Corp.,
wholly owned subsidiary of
Acer Inc.
     Galaxy Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Acer Inc., a corporation organized under the laws of the Republic of China (“Acer”), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.01 per share, including the associated preferred share purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of January 19, 2000 between Gateway, Inc. and UMB Bank, N.A., as amended from time to time (collectively, the “Shares” and each share thereof, a “Share”), of Gateway, Inc., a Delaware corporation (“Gateway”), at a price of $1.90 per Share (the “Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Citibank, N.A., which is acting as the depositary in connection with the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any such fees. The Purchaser will pay the fees and expenses incurred in connection with the Offer of the Depositary and D. F. King & Co., Inc., which is acting as the information agent in connection with the Offer (the “Information Agent”). The Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in Gateway. Following completion of the Offer, the Purchaser intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY,
OCTOBER 1, 2007, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE
WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.
     The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined below) that number of Shares, considered together with all other Shares beneficially owned by Acer and its affiliates, that would represent at least a majority of the total number of Shares outstanding at the time of the expiration of the Offer on a “fully diluted basis” (which assumes conversion or exercise of all then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into or exercisable for Shares, but only to the extent then so convertible, exchangeable or exercisable, vested (if applicable), and in-the-money at the Offer Price, in each case, other than potential dilution attributable to the Rights on the date Shares are accepted for payment) (the “Minimum Condition”). The Offer is also conditioned upon (i) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Canadian Competition Act, and the review period under the Fair Trade Act of 2002 of the Republic of China, and the period of time for any applicable review process by the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007 (including, if applicable, any investigation commenced thereunder). and (ii) satisfaction of other conditions set forth in Section 14 — “Certain Conditions of the Offer” of the Offer to Purchase.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 27, 2007 (the “Merger Agreement”), by and among Acer, the Purchaser and Gateway, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of all of the conditions to the merger and in accordance with Delaware General Corporation Law (“DGCL”), Purchaser will be merged with and into Gateway, with the surviving entity, Gateway, becoming a wholly owned subsidiary of Acer (the “Merger”). At the effective time of the Merger, each Share that is outstanding and that has not been accepted for purchase pursuant to the Offer (other than Shares owned by Acer, the Purchaser or any other wholly owned subsidiary of Acer, Shares owned by Gateway (or held in its treasury) and Shares owned by Gateway stockholders, if any, who are entitled to, and who have perfected appraisal rights under Section 262 of the DGCL for such Shares with respect to the Merger) will be converted into the right to receive the Offer Price, without interest. The Merger Agreement is more fully described in Section 12 — “The Merger Agreement” of the Offer to Purchase.
     The Gateway Board of Directors unanimously has determined that it is advisable and in the best interests of Gateway and its stockholders for Gateway to be acquired upon the terms and subject to the conditions set forth in the Merger Agreement and that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Gateway and its stockholders. The Gateway Board of Directors unanimously recommends that the stockholders of Gateway accept and tender their Shares pursuant to the Offer
     If, following the purchase of Shares by the Purchaser pursuant to the Offer or otherwise, the Purchaser and its affiliates collectively own outstanding Shares representing a majority of the then outstanding Shares, Acer and the Purchaser will be able to effect the Merger without the affirmative vote of any other Gateway stockholder. Acer has agreed in the Merger Agreement to ensure that all Shares owned beneficially or of record by Acer, the Purchaser or any of Acer’s other affiliates will be voted in favor of the adoption of the Merger Agreement at any meeting of Gateway stockholders.
     Gateway has granted the Purchaser an option (the “Top-Up Option”) to purchase from Gateway, at the Offer Price the number of authorized and unissued Shares equal to the number of Shares that, when added to the number of Shares directly or indirectly owned by Acer and the Purchaser at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the then outstanding Shares (taking into account the issuance of Shares pursuant to the Top-Up Option). The Top-Up Option is subject to certain additional terms and conditions. Upon the terms and subject to the conditions of the Merger Agreement, if, following the Purchaser’s purchase of Shares in the Offer (taking into account Shares issued pursuant to the Top-Up Option), Purchaser and its affiliates collectively own Shares constituting at least 90% of the then outstanding Shares, Acer will effect a short-form merger of the Purchaser into Gateway, with Gateway surviving, in accordance with the DGCL as soon as practicable.
     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in making payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2 — “Procedure for Tendering Shares” of the Offer to Purchase, a timely book-entry confirmation with respect to such Shares into the Depositary’s account at the Depositary Trust Company (the “Book Entry Transfer Facility”) and either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 2 — “Procedure for Tendering Shares” of the Offer to Purchase; and (iii) any other documents required by the Letter of Transmittal.
     Subject to the terms of the Merger Agreement, the Purchaser may, at any time and from time to time, waive any condition to the Offer or the terms of the Offer, by giving oral or written notice of such waiver to the Depositary. Subject to the terms of the Merger Agreement and the applicable rules of the Securities and Exchange Commission (the “SEC”), if, by the Expiration Date, any or all conditions to the Offer have not been satisfied or waived, the Purchaser may: (i) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders (unless required to extend the Offer by the Merger Agreement); (ii) waive all unsatisfied conditions and accept for payment and pay for all Shares tendered prior to the Expiration Date and not theretofore validly withdrawn; (iii) extend the Offer (and will be required to extend the Offer in certain circumstances as and to the extent provided in the Merger Agreement) and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended; or (iv) amend the Offer (in some circumstances, as provided in the Merger Agreement, only with the prior written consent of Gateway).
     Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof consistent with the requirements of the SEC. Any announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, on Monday, October 1, 2007, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchaser, expires.
     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer and, unless already accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 3, 2007. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 — “Procedures for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 2— “Procedures for Tendering Shares” of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Acer, Gateway, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     Gateway provided the Purchaser with Gateway’s stockholder list and security position listing for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
     The Offer to Purchase and the Letter of Transmittal contain important information and should be read carefully in their entirety before any decision is made with respect to the Offer.
     Questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.
The Information Agent for the Offer is:
D. F. KING & CO., INC.
48 Wall Street
New York, New York 10005
Banks and brokers call collect: (212) 269-5550
All others call toll free: (800) 290-6427
September 4, 2007